Exhibit 99

PRESS RELEASE

For Release:  January 30, 2014

Contact:   Ernie Krueger, EVP/CFO

  (906) 341-7158

Website: www.bankmbank.com

Mackinac Financial Corporation Announces Solid

2013 Results of Operations

(Manistique, Michigan) — Mackinac Financial Corporation (Nasdaq: MFNC), the holding Corporation for mBank, today announced net income of $5.629 million or $1.01 per share, for the year ended December 31, 2013, compared to net income of $6.458 million, or $1.51 per share, for 2012.  The 2013 and 2012 consolidated and bank results include a deferred tax valuation adjustment of $2.250 million, or $.40 per share and $3.000 million, $.70 per share, respectively. The Corporation’s primary asset, mBank, recorded net income of $7.189 million for the fiscal year 2013 compared to $7.884 million for 2012.  Excluding the aforementioned deferred tax asset, the Bank subsidiary’s core operations improved year over year from 2012 earnings of $4.884 million to $4.939 million in 2013.

Total assets of the Corporation at 2013 year-end totaled $572.800 million, an increase of 4.91% from the $545.980 million at 2012 year-end.  The Corporation and the Bank are both “well-capitalized” with Tier 1 Capital at the Corporation of 10.30% and 10.00% at the Bank.

Some highlights from 2013 include:

•                  New loan production of $190.9 million, with balance sheet growth of $34.7 million, an increase of 7.7%, in loans outstanding from 2012 year end.

•                  Secondary mortgage loan income of $1.028 million.

•                  Continued success with the sale of SBA and USDA loan guarantees with sales generating $.951 million for the year and a good pipeline of pending transactions at 2013 year-end.

•                  Stable and above peer average net interest margin at 4.17% for the year.

•                  Asset quality improved with further reductions in nonperforming assets from $7.899 at 2012 year end to $3.908 million at year-end 2013 with our Texas Ratio now residing at 5.59%.

•                  Consolidation of our owner occupied branch and mortgage offices in Marquette, to a new leased facility in December of 2013.

•                  Redemption of $11.000 million of preferred stock.

•                  Increased common stock cash dividend from $.04 per share quarterly to $.05 per share quarterly.

•                  Successful launching of our asset based lending subsidiary, Mackinac Commercial Credit, LLC late in 2013 located in Birmingham, MI.

Loan Production

Total loans at 2013 year-end, totaled $483.832 million, an increase of 7.7%, from the $449.177 million at 2012 year-end.  The Corporation had total loan production for all loan types of $191 million in 2013.  Production included $88 million in commercial loans, and $103 million in consumer loans, $95 million of which were mortgages.  The Upper Peninsula continues to drive a large majority of the new originations, with $125 million, followed by our Northern Lower Region with $48 million and Southeast Michigan Region at $18 million.  Commenting on new loan opportunities, Kelly W. George, President and Chief Executive Officer of mBank, stated, “We were extremely pleased with our success in loan production for 2013 and the growth of good quality assets to our balance sheet as we were able to achieve this in a still very challenging interest rate environment and state economy where the procurement of new loans for all banks has led to a highly competitive lending environment.  As was the case with most banks, our mortgage pipeline decreased in the latter half of the year with the increasing mortgage rates which slowed refinance business but we are still seeing a good deal of new home purchases and are optimistic that mortgage lending will rebound some in the new year. The government shutdown in the early part of the fourth quarter also stymied our momentum of SBA loan transactions being adjudicated for the end of the year, which results in a strong pipeline to start 2014.  In addition to the $484 million in balance sheet loans, $59 million of SBA/USDA loans and $133 million of secondary market mortgage loans were sold with retained servicing. This increases our loans under management to $676 million.”

Secondary Market Mortgage Lending

The Corporation’s production totaled $56.0 million in secondary market mortgage loans in 2013 compared to $74.1 million in 2012. Gains and fees from secondary mortgage activity totaled $1.028 million in 2013 compared to $1.390 million in 2012.  In addition, the Corporation also received $.299 million in fees on its secondary market servicing portfolio which totaled $133 million at 2013 year end.

SBA/USDA Program Lending

The Corporation continues to have success in this line of business as in years past with 2013 gains from sales of SBA/USDA guaranteed loan balances amounting to $.951 million compared to $1.176 million in 2012. The guaranteed SBA/USDA loan balances sold totaled $8.393 million for 2013, compared to $11.962 million in 2012.  The Bank also services approximately $59 million of SBA/USDA loans which generated an additional $.402 million in fees during 2013.  The Corporation remains a state leader in the origination of these government lending programs which the bank recognizes are critical for many small businesses to obtain the capital they need to grow or improve their operations throughout the state.

Nonperforming Loans /Assets

Nonperforming loans totaled $2.024 million, .42% of total loans at December 31, 2013 compared to $4.687 million, or 1.04% of total loans at December 31, 2012.  Nonperforming assets were reduced by $3.991 million from a year ago and stood at $3.908 million, or .68% of total assets.  Mr. George, commenting on credit quality, stated, “We have been diligent and aggressive in resolving our problem credit relationships and in our overall new loan approval process which is illustrated with the strong underlying credit metrics of our current portfolio encompassing low manageable levels of nonperforming assets and loan delinquencies residing at a nominal .38% of total loans.”

It should be noted the Corporation recorded a provision for loan losses of $1.675 million in 2013 compared to $.945 million in 2012. The increase in provision this year is not indicative of the current underwriting or loan performance standards. The reason for the increased provision in 2013 is solely due to the divesture of a distressed legacy hotel loan, with no personal recourse, in the Northern Lower Peninsula.  This loan was originated in 2002 prior to the recapitalization and has been long identified as a problem asset. The company elected to divest of this loan after all other attempts to minimize exposure and loss related to this property were exhausted. The final charge-off in the fourth quarter of 2013 totaled $.698 million which had been previously reserved for, with cumulative losses of $1.680 million. At this time the loan loss reserve, at .96% of loans outstanding is deemed more than adequate based on the companies methodology, and the allowance as a percent of nonperforming loans stands at 230.29%, well above peer comparisons. Mr. George, commenting on this loan divesture stated, “We were approached by the owners of this property at the end of the year, informing us that they had finally procured a buyer for the hotel.  After our internal analysis, which included assessments of the net operating income of the property and external market reports, the sale price appeared reasonable.  We determined it was in the best interest of the bank to remove this ongoing costly asset we had been managing for years in the event market prices declined further and additional reserves would be necessary. The removal of this loan has also improved the overall make-up of our balance sheet from both a micro and macro aspect.”

Deposits/Funding

Total deposits of $466.299 million at 2013 year-end increased 7.30% from deposits of $434.557 million at 2012 year-end.  The overall increase in deposits for 2013 is comprised of an increase in core deposits of $3.097 million and increased noncore deposits of $28.645 million. Mr. George, commenting on core deposits, stated, “In 2013, we were proactive with rate reductions on deposit products to maximize margin dollars which led to some balance reductions from strictly price driven time deposit customers. The bank saw increased levels of transactional deposits as we pushed to increase deposit share with our high value relationship clients. We also experienced some larger withdrawals from commercial clients that used their excess liquidity to fund business expansion or pay down debt. We augmented our funding sources this year as well with some nominal and manageable levels of brokered and internet deposits, primarily to extend the maturities of some of our liabilities to support fixed rate lending structures to better mitigate any long term interest rate risk.”

Margin Analysis

Net interest income in 2013 increased to $21.399 million, compared to $ 19.824 million in 2012.  The net interest margin was 4.17% for both years.  Mr. George, commenting on the margin, stated, “We expect continued margin pressure from a national economic policy that fosters a low interest rate environment but remain positive of our ability to prudently manage the balance sheet to mitigate the downward pressure and maintain an above peer and strong net interest margin. In addition, this low interest rate environment has severely limited many investment options which in turns puts more pressure on our loan portfolio yields and the maintaining of good loan pricing and interest rate floors where applicable. We remain highly cognizant as we continue growing our loan portfolio to structure lending relationship as much as possible to mitigate long-term interest rate risk when an upward interest rate movement eventually begins to occur.”

Noninterest Income/Expense

Noninterest income, at $3.938 million was slightly lower than the $4.043 million recorded in 2012. The largest driver of noninterest income in 2013 was secondary market mortgage activities and gains from SBA/USDA loan sales. Income from secondary mortgage activities totaled $1.028 million in 2013 compared to $1.390 million in 2012. This reduction was due in part to a slowdown in refinancing activity as mortgage rates increased in the latter half of 2013.  SBA/USDA loan sale gains were $.951 million in 2013 compared to 2012 gains of $1.176 million. As discussed previously, this activity was hampered in late 2013 due to the Government shutdown when a bottleneck occurred for processing of these loans once the government agencies reopened.

Noninterest expense, at $18.128 million in 2013, increased $1.371 million, or 8.18%, from 2012 levels. This increase was higher than normal due to several initiatives undertaken during the year including start-up costs for our asset based lending subsidiary of approximately $.671 million, the write down of the old mortgage loan office, of $.270 million, in our Marquette market as we moved to the new leased facility, and other costs incurred in the exploration of a possible acquisition which totaled approximately $.162 million.  Mr. George commenting on the areas of increased expenses stated, “We remain diligent in our efforts to manage our operating expenses in the ongoing evaluation of our personnel infrastructure and banking lines of business to improve future efficiencies, keep pace with ongoing regulatory requirements, and in providing avenues for increased business growth we ascertain will enhance overall franchise value in the long run.”

Capital

At 2013 year-end the Corporation completed the redemption of its outstanding preferred stock. The preferred shares were originally issued to the US Treasury under the TARP Capital Purchase Program and were subsequently sold to private investors. Total shareholders’ equity at December 31, 2013 totaled $65.429 million, compared to $72.448 million at 2012 year-end.  Book value of common shareholders’ equity was $11.77 per share at December 31, 2013 compared to $11.05 per share at December 31, 2012.

Paul D. Tobias, Chairman and Chief Executive Officer, concluded, “We delivered a solid performance in 2013 in what is proving to be an extremely challenging environment for community banking. Looking forward, we believe that there will be some consolidation in the banking industry as companies, like MFNC, look for growth in order to achieve enhanced shareholder value with increased economies of scale.”

“Our capital strength and our earnings momentum provided the impetus for both the redemption of our preferred stock and the increase in our cash dividend from $.16 per share to $.20 per share, annually.  We were also able to recognize deferred tax benefits given the current level of sustained profitability of our company.

In 2014 we will explore more opportunities for creating added shareholder value including expansion within our current markets, acquisitions that complement our current footprint and through the growth of our new asset based lending and factoring subsidiary Mackinac Commercial Credit. We have a management team and infrastructure that we can leverage for increased returns to our shareholders.  We will be patient in evaluating and executing our growth strategy while continuing with the day to day execution of organic growth and increased operational efficiencies.”

Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets of $573 million and whose common stock is traded on the NASDAQ stock market as “MFNC.”   The principal subsidiary of the Corporation is mBank.  Headquartered in Manistique, Michigan, mBank has 11 branch locations; seven in the Upper Peninsula, three in the Northern Lower Peninsula and one in Oakland County, Michigan.  The Corporation’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.

Forward-Looking Statements

This release contains certain forward-looking statements.  Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements: as defined by the Private Securities Litigation Reform Act of 1995.  These statements reflect management’s current beliefs as to expected outcomes of future events and are not guarantees of future performance.  These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements.  Factors that could cause a difference include among others: changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, branch closings and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Company with the Securities and Exchange Commission.  These and other factors may cause decisions and actual results to differ materially from current expectations.  Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

	December 31,	December 31,
(Dollars in thousands, except per share data)	2013	2012
	(Unaudited)	(Unaudited)
Selected Financial Condition Data (at end of period):
Assets	$572,800	$545,980
Loans	483,832	449,177
Investment securities	44,388	43,799
Deposits	466,299	434,557
Borrowings	37,852	35,925
Common Shareholders’ Equity	65,249	61,448
Shareholders’ equity	65,249	72,448

Selected Statements of Income Data:
Net interest income	$21,399	$19,824
Income before taxes and preferred dividend	5,534	6,165
Net income	5,629	6,458
Income per common share - Basic	1.01	1.51
Income per common share - Diluted	1.00	1.46
Weighted average shares outstanding	5,558,313	4,285,043
Weighted average shares outstanding- Diluted	5,650,058	4,412,625

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	4.17%	4.17%
Efficiency ratio	67.46	67.95
Return on average assets	1.01	1.23
Return on average common equity	9.07	12.43
Return on average equity	8.26	10.26

Average total assets	$555,152	$526,740
Average common shareholders’ equity	62,082	51,978
Average total shareholders’ equity	68,172	62,939
Average loans to average deposits ratio	103.46%	99.45%

Common Share Data at end of period:
Market price per common share	$9.90	$7.09
Book value per common share	$11.77	$11.05
Common shares outstanding	5,541,390	5,559,859

Other Data at end of period:
Allowance for loan losses	$4,661	$5,218
Non-performing assets	$3,908	$7,899
Allowance for loan losses to total loans	.96%	1.16%
Non-performing assets to total assets	.68%	1.45%
Texas ratio	5.59%	10.17%

Number of:
Branch locations	11	11
FTE Employees	133	121

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2013	2012
	(Unaudited)	(Audited)
ASSETS

Cash and due from banks	$18,216	$26,958
Federal funds sold	3	3
Cash and cash equivalents	18,219	26,961

Interest-bearing deposits in other financial institutions	10	10
Securities available for sale	44,388	43,799
Federal Home Loan Bank stock	3,060	3,060

Loans:
Commercial	359,368	342,841
Mortgage	110,663	95,413
Consumer	13,801	10,923
Total Loans	483,832	449,177
Allowance for loan losses	(4,661)	(5,218)
Net loans	479,171	443,959

Premises and equipment	10,210	10,633
Other real estate held for sale	1,884	3,212
Deferred Tax Asset	9,933	9,131
Other assets	5,925	5,215

TOTAL ASSETS	$572,800	$545,980

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest bearing deposits	$72,936	$67,652
NOW, money market, interest checking	149,123	155,465
Savings	13,039	13,829
CDs<$100,000	140,495	135,550
CDs>$100,000	23,159	24,355
Brokered	67,547	37,706
Total deposits	466,299	434,557

Borrowings	37,852	35,925
Other liabilities	3,400	3,050
Total liabilities	507,551	473,532

SHAREHOLDERS’ EQUITY:
Preferred stock - No par value:
Authorized 500,000 shares, Issued and outstanding - none and 11,000 shares	—	11,000
Common stock and additional paid in capital - No par value
Authorized - 18,000,000 shares
Issued and outstanding - 5,541,390 and 5,559,914, shares respectively	53,621	53,797
Retained earnings	11,412	6,727
Accumulated other comprehensive income	216	924

Total shareholders’ equity	65,249	72,448

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$572,800	$545,980

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2013	2012	2011
	(Unaudited)	(Audited)	(Audited)
INTEREST INCOME:
Interest and fees on loans:
Taxable	$24,295	$23,197	$21,627
Tax-exempt	105	116	147
Interest on securities:
Taxable	961	948	1,162
Tax-exempt	34	27	28
Other interest income	128	139	108
Total interest income	25,523	24,427	23,072

INTEREST EXPENSE:
Deposits	3,468	3,946	4,530
Borrowings	656	657	613
Total interest expense	4,124	4,603	5,143

Net interest income	21,399	19,824	17,929
Provision for loan losses	1,675	945	2,300
Net interest income after provision for loan losses	19,724	18,879	15,629

OTHER INCOME:
Deposit service fees	667	699	832
Income from secondary market loans sold	1,028	1,390	700
SBA/USDA loan sale gains	951	1,176	1,500
Mortgage servicing income	790	417	400
Net security gains	73	—	(1)
Other	429	361	225
Total other income	3,938	4,043	3,656

OTHER EXPENSE:
Salaries and employee benefits	9,351	8,288	7,275
Occupancy	1,481	1,372	1,376
Furniture and equipment	1,102	885	827
Data processing	1,071	991	761
Professional service fees	1,069	1,196	756
Loan and deposit	617	877	1,137
Writedowns and losses on other real estate held for sale	265	489	1,137
FDIC insurance assessment	385	459	849
Telephone	303	233	215
Advertising	436	376	351
Other	2,048	1,591	1,285
Total other expenses	18,128	16,757	15,969

Income before income taxes	5,534	6,165	3,316
Provision (benefit of) for income taxes	(403)	(922)	1,098

NET INCOME	5,937	7,087	2,218

Preferred dividend and accretion of discount	308	629	766

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$5,629	$6,458	$1,452

INCOME PER COMMON SHARE:
Basic	$1.01	$1.51	$.42
Diluted	$1.00	$1.51	$.41

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

LOAN PORTFOLIO AND CREDIT QUALITY

(Dollars in thousands)

Loan Portfolio Balances (at end of period):

	December 31,	December 31,
	2013	2012
	(Unaudited)	(Unaudited)
Commercial Loans:
Real estate - operators of nonresidential buildings	$100,333	$95,151
Hospitality and tourism	45,360	40,787
Lessors of residential buildings	14,191	12,128
Gasoline stations and convenience stores	11,534	11,393
Real estate agents and managers	10,922	10,597
Commercial construction	10,904	17,229
Other	166,124	155,556
Total Commercial Loans	359,368	342,841

1-4 family residential real estate	103,768	87,948
Consumer	13,801	10,923
Consumer construction	6,895	7,465

Total Loans	$483,832	$449,177

Credit Quality (at end of period):

	December 31,	December 31,
	2013	2012
	(Unaudited)	(Unaudited)
Nonperforming Assets :
Nonaccrual loans	$2,024	$4,687
Loans past due 90 days or more	—	—
Restructured loans	—	—
Total nonperforming loans	2,024	4,687
Other real estate owned	1,884	3,212
Total nonperforming assets	$3,908	$7,899
Nonperforming loans as a % of loans	.42%	1.04%
Nonperforming assets as a % of assets	.68%	1.45%
Reserve for Loan Losses:
At period end	$4,661	$5,218
As a % of average loans	.96%	1.24%
As a % of nonperforming loans	230.29%	111.33%
As a % of nonaccrual loans	230.29%	111.33%
Texas Ratio	5.59%	10.17%

Charge-off Information (year to date):
Average loans	$462,500	$422,440
Net charge-offs	$2,232	$978
Charge-offs as a % of average loans, annualized	.48%	.23%

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	QUARTER ENDED
	(Unaudited)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
BALANCE SHEET (Dollars in thousands)

Total loans	$483,832	$472,495	$455,555	$454,051	$449,177
Allowance for loan losses	(4,661)	(4,959)	(5,177)	(5,037)	(5,218)
Total loans, net	479,171	467,536	450,378	449,014	443,959
Total assets	572,800	567,917	553,501	541,896	545,980
Core deposits	375,593	375,166	357,935	362,911	372,496
Noncore deposits	90,706	86,522	89,972	62,325	62,061
Total deposits	466,299	461,688	447,907	425,236	434,557
Total borrowings	37,852	35,852	35,925	40,925	35,925
Common shareholders’ equity	65,249	63,045	62,520	62,039	61,448
Total shareholders’ equity	65,249	67,045	66,520	73,039	72,448
Total shares outstanding	5,541,390	5,581,339	5,554,459	5,557,859	5,559,859
Weighted average shares outstanding	5,555,952	5,562,835	5,556,133	5,559,859	5,559,859

AVERAGE BALANCES (Dollars in thousands)

Assets	$569,443	$560,089	$548,455	$541,279	$545,661
Loans	479,321	464,324	456,937	449,065	438,168
Deposits	461,630	456,191	439,780	429,174	433,573
Common Equity	62,950	62,134	62,483	61,238	61,936
Equity	66,906	66,134	67,483	72,238	72,936

INCOME STATEMENT (Dollars in thousands)

Net interest income	$5,626	$5,348	$5,269	$5,156	$5,112
Provision for loan losses	825	375	100	375	150
Net interest income after provision	4,801	4,973	5,169	4,781	4,962
Total noninterest income	1,191	738	1,251	758	983
Total noninterest expense	4,935	4,359	4,523	4,311	4,349
Income before taxes	1,057	1,352	1,897	1,228	1,596
Provision for income taxes	(1,911)	456	637	415	536
Net income	2,968	896	1,260	813	1,060
Preferred dividend expense	58	50	63	137	138
Net income available to common shareholders	$2,910	$846	$1,197	$676	$922

PER SHARE DATA

Earnings	$.52	$.15	$.22	$.12	$.21
Book value per common share	11.77	11.30	11.26	11.16	11.05
Market value, closing price	9.90	9.10	8.88	9.21	7.09

ASSET QUALITY RATIOS

Nonperforming loans/total loans	.42%	.91%	.87%	.84%	1.04%
Nonperforming assets/total assets	.68	1.21	1.17	1.41	1.45
Allowance for loan losses/total loans	.96	1.09	1.14	1.11	1.16
Allowance for loan losses/nonperforming loans	230.29	114.98	129.98	131.41	111.33
Texas ratio (1)	5.59	9.56	9.02	9.81	10.17

PROFITABILITY RATIOS

Return on average assets	2.03%	.60%	.88%	.51%	.67%
Return on average common equity	18.34	5.40	7.69	4.47	5.93
Return on average equity	17.26	5.08	7.12	3.79	5.03
Net interest margin	4.24	4.12	4.16	4.18	4.11
Efficiency ratio	66.94	70.64	68.02	72.65	70.52
Average loans/average deposits	103.83	101.78	103.90	104.63	99.45

CAPITAL ADEQUACY RATIOS

Tier 1 leverage ratio	10.31%	10.90%	11.01%	12.23%	11.98%
Tier 1 capital to risk weighted assets	11.83	12.45	12.74	13.98	13.81
Total capital to risk weighted assets	12.79	13.47	13.85	15.06	14.93
Average equity/average assets (for the quarter)	11.75	11.81	12.30	13.35	13.37
Tangible equity/tangible assets (at quarter end)	11.75	11.81	12.30	13.35	13.37

(1) Texas ratio equals nonperforming assets divided by shareholders’ equity plus allowance for loan losses